Exhibit 24.1

POWER OF ATTORNEY

I, the undersigned Director and/or Officer of Loews Corporation, a Delaware corporation (the “Corporation”), hereby constitute and appoint MARC A. ALPERT, MARK S. SCHWARTZ and JANE J. WANG, and each of them singly, my true and lawful attorneys-in-fact and agents with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, one or more Registration Statements and any and all amendments (including post-effective amendments) and supplements thereto, for the purpose of registering an indeterminate amount of the Corporation’s securities under the Securities Act of 1933, as amended, and qualifying any related indentures under the Trust Indenture Act of 1939, as amended.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated below.

/s/ James S. Tisch James S. Tisch President, Chief Executive Officer and Director Date: 1/23/2024	/s/ Jane J. Wang Jane J. Wang Senior Vice President and Chief Financial Officer Date: 1/25/2024

/s/ Mark S. Schwartz Mark S. Schwartz Vice President, Chief Accounting Officer and Treasurer Date: 1/23/2024	/s/ Ann E. Berman Ann E. Berman Director Date: 1/23/2024

/s/ Joseph L. Bower Joseph L. Bower Director Date: 1/23/2024	/s/ Charles D. Davidson Charles D. Davidson Director Date: 1/23/2024

/s/ Charles M. Diker Charles M. Diker Director Date: 1/23/2024	/s/ Paul J. Fribourg Paul J. Fribourg Director Date: 1/23/2024

/s/ Walter L. Harris Walter L. Harris Director Date: 1/23/2024	/s/ Jonathan C. Locker Jonathan C. Locker Director Date: 1/23/2024

/s/ Susan P. Peters Susan P. Peters Director Date: 1/23/2024	/s/ Andrew H. Tisch Andrew H. Tisch Director Date: 1/23/2024

/s/ Jonathan M. Tisch Jonathan M. Tisch Director Date: 1/23/2024	/s/ Anthony Welters Anthony Welters Director Date: 1/24/2024